EXHIBIT 99.1
Sila Realty Trust, Inc. to Pursue a Listing on the New York Stock Exchange
TAMPA, FL, April 8, 2024, Sila Realty Trust, Inc. (the “Company” or “Sila”), a net lease real estate investment trust (“REIT”) with a strategic focus on investing in the significant, growing, and resilient healthcare sector of the U.S. economy, is pleased to announce that management and the Board of Directors has determined that it intends to pursue a listing on the New York Stock Exchange (“NYSE”) in the late second quarter or early third quarter of 2024. The Company intends to list its common stock on the NYSE under the ticker symbol “SILA”. The listing is subject to, among other things, the Company meeting the NYSE listing requirements and receiving NYSE listing authorization, as well as market conditions. There can be no assurance as to whether, or when, the listing may be completed.
“We are excited to announce our intention to list the Company on the New York Stock Exchange, as we believe our existing institutional quality and diverse portfolio, along with our strategy of investing in real estate net leased to leading operators along the continuum of healthcare delivery provides a differentiated opportunity for investors in the REIT space,” stated Michael A. Seton, President and Chief Executive Officer of the Company. “Listing on the New York Stock Exchange will provide our shareholders with liquidity optionality and should allow us to further grow the Company, and, we believe, consequently enhance value to our shareholders, as we gain access to the public equity markets.”
In anticipation of a listing event, the Company’s Amended and Restated Share Repurchase Program (“SRP”) and Amended and Restated Distribution Reinvestment Plan (“DRIP”) are suspended and terminated, respectively.
The Company’s SRP is suspended, effective immediately, though the Company will honor those SRP submissions that meet the eligibility requirements through the end of the first quarter ended March 31, 2024. If the submissions are deemed to be in good order, the Company will honor those submissions approximately 30 days after the end of the first quarter. Any share repurchase requests received after March 31, 2024, or those deemed to be not in good order, shall not be processed and shall be considered canceled in full. Pursuant to the terms of the SRP, the SRP will immediately terminate upon consummation of a listing event.
The Company’s DRIP will be terminated effective May 1, 2024. All participating DRIP stockholders will continue to receive their full declared distributions, which will be payable in cash as opposed to additional shares of common stock.
Prior to listing the Company on the NYSE, on May 1, 2024, the Company will effectuate a 1-for-4 reverse stock split of all classes of common stock. As a result of the reverse stock split, our stockholders will receive one share of the Company’s common stock for every four shares of the Company’s issued and outstanding common stock. The Company expects to arrange for the disposition of fractional shares, or to pay cash for the fair value of fractional shares, that were owned prior to, or are the result of, the reverse stock split. Although the reverse stock split will reduce the total shares of common stock outstanding, it will have no material impact on our stockholders as voting rights per share, percentage ownership interest in the Company, and the dividend yield will remain the same.
Wells Fargo Securities is acting as financial advisor to the Company.
About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a net lease real estate investment trust headquartered in Tampa, Florida, with a strategic focus on investing in the significant, growing, and resilient healthcare sector of the U.S. economy. The Company invests in high quality healthcare facilities along the continuum of care, which, we believe, generate predictable, durable, and growing income streams. Our portfolio is comprised of high quality tenants in geographically diverse facilities which are positioned to capitalize on the dynamic delivery of healthcare to patients. As of December 31, 2023, the Company owned 131 real estate properties and two undeveloped land parcels located in 62 markets across the U.S.
Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements, including those relating to listing the Company’s stock on the NYSE, the liquidity, growth and enhancement of shareholder value resulting from such a listing, and the treatment of fractional shares, are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, including market conditions, the Company’s ability to meet and then maintain the listing requirements on the NYSE and the Company’s ability to successfully effectuate the reverse stock split and terminate and suspend, as applicable, the SRP and DRIP, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2023 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Contact
Miles Callahan
Senior Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com